EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto), dated the date hereof, with respect to the shares of Common Stock of the Eaton Vance Municipal Bond Fund. This Joint Filing Agreement shall be filed as an Exhibit to such statement.

Dated:      November 19, 2020

KARPUS MANAGEMENT, INC.

By:	/s/ Jodi Hedberg
	Name:	Jodi Hedberg
	Title:	Chief Compliance Officer

KARPUS INVESTMENT MANAGEMENT PROFIT SHARING PLAN FUND B – CONSERVATIVE BOND FUND

By:	/s/ Kathleen F. Crane
	Name:	Kathleen F. Crane
	Title:	Chief Financial Officer of Karpus Investment Management